UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )

Filed by the Registrant	☐
Filed by a Party other than the Registrant	☑

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

PENWEST PHARMACEUTICALS CO.
(Name of Registrant as Specified In Its Charter)

TANG CAPITAL PARTNERS, LP
TANG CAPITAL MANAGEMENT, LLC
KEVIN C. TANG
PERCEPTIVE LIFE SCIENCES MASTER FUND LTD.
PERCEPTIVE ADVISORS LLC
JOSEPH EDELMAN
ANDREW D. LEVIN, M.D., PH.D.

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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☐           Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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On May 15, 2009, Tang Capital Partners, LP and Perceptive Life Sciences Master Fund Ltd. launched a website at http://www.penwestchange.com with the following materials:

Header (appears on every page and subpage):
Vote for Change
at Penwest Pharmaceuticals Co. (NASDAQ: PPCO)
Please Vote for the Proposals Sponsored by:
Tang Capital Partners, LP and Perceptive Life Sciences Master Fund Ltd.

Menu Bar (appears on every page and subpage):
HOME   OUR PROPOSALS   PRESS RELEASES   Q&A   ABOUT US   CONTACT

Left Side Bar Text (appears on every page and subpage):
Tang Capital Partners, LP and Perceptive Life Sciences Master Fund Ltd. are the two largest shareholders of Penwest Pharmaceuticals Co. We have some serious concerns about the conduct of Penwest's board of directors and the direction in which it is taking the Company. Please join us in our fight to maximize the price of Penwest's stock so that we may maximize the return on our and your investment.

Downloads

Tang Capital Partners, LP and Perceptive Life Sciences Master Fund Ltd. Proxy Statement
[includes hyperlink to .pdf document of proxy statement filed by Tang Capital Partners, LP and Perceptive Life Sciences Master Fund Ltd. (the “Participants”) with the Securities and Exchange Commission (“SEC”) on Schedule 14A on May 8, 2009]

May 14, 2009 – Letter to Fellow Penwest Shareholders
[includes hyperlink to .pdf document of letter filed by the Participants with the SEC on Schedule 14A on May 14, 2009]

March 16, 2009 – Letter to Fellow Penwest Shareholders
[includes hyperlink to .pdf document of letter filed by the Participants with the SEC on Schedule 14A on March 16, 2009]

Proxy Instructions
[includes hyperlink to separate .pdf document with the instructions that are included on the “Q&A, Proxy Instructions Sub-page (see below)]

If your shares are held through a bank or a broker, please click here to cast your vote electronically. If your shares are held in registered name, please contact the Altman Group toll free at (866) 620-7619.
Attention: Penwest shareholders

Footer (appears on every page and subpage):
In connection with Penwest Pharmaceutical Co.'s upcoming 2009 annual meeting of shareholders (the "Annual Meeting"), Tang Capital Partners, LP ("Tang Capital") and Perceptive Life Sciences Master Fund Ltd. ("Perceptive") have filed with the Securities and Exchange Commission (the "SEC") a proxy statement (the "Tang Capital and Perceptive Proxy Statement") and related materials for the solicitation of proxies from Penwest shareholders for use at the Annual Meeting. Tang Capital and Perceptive, their director nominees and certain of their affiliates are or may be deemed to be participants in the solicitation of proxies with respect to the Annual Meeting. Information regarding Tang Capital and Perceptive and their nominees and such participants is contained in the Schedule 14A and related materials filed by Tang Capital and Perceptive with the SEC. Penwest shareholders should read the Tang Capital and Perceptive Proxy Statement and related materials filed with the SEC with respect to the Annual Meeting because they contain important information. These materials are available free of charge at the SEC's website at www.sec.gov.

We have not sought or obtained consent from any third party to use any statements or information included on this website. Any such statements or information should not be viewed as indicating the support of any third party.

We are not recommending the purchase or sale of any security. We reserve the right to change any of our intentions or opinions expressed herein at any time and for any reason. Certain matters addressed in this website are forward-looking statements that involve certain risks and uncertainties. You should be aware that actual results could differ materially from those contained in the forward-looking statements. We assume no obligation to update any information, including forward-looking information, contained herein.

Home Page (text appears in orange-filled text box):
VOTE FOR
CHANGE!

Vote FOR our nominees
and vote FOR our proposals
on the GOLD proxy card today!

Tang Capital Partners, LP and its affiliates and Perceptive Life Sciences Master Fund Ltd. are the two largest shareholders of Penwest Pharmaceuticals Co. and together own 41.5% of the Company's outstanding common stock. We have some serious concerns about the conduct of Penwest's board of directors and the direction in which it is taking the Company. As Penwest's two largest shareholders, our interests are aligned with yours. To state it plainly, we have one interest in mind, and that is to maximize the price of Penwest's stock so that we can maximize the return on our and your investment in the Company. As such, we are seeking your vote on:
1           The election of our three nominees to the board of directors;
2           Two bylaw amendments that will require the board to be more responsive and accountable to the wishes of Penwest's shareholders; and
3           A shareholder resolution on the future direction of the Company.

Vote FOR
Tang Capital and Perceptive's nominees and proposals using the GOLD proxy card today.
Vote for change!

Our Proposals Page:

We believe it is time for a change. With a focus on maximizing the price of Penwest's stock so that we may maximize the return on our and your investment, we are seeking your support on the following proposals at the 2009 annual meeting:
1           The election to the board of directors of our three nominees: Kevin C. Tang, Joseph Edelman and Andrew D. Levin, M.D., Ph.D. All of the nominees have consented to serve as directors if elected.
2           The amendment and restatement of Section 2.1 of the Company's amended and restated bylaws to set April 30th as the date for all future annual meetings of the shareholders or, if April 30th is not a business day, the first business day following April 30th.
3           The amendment of Article III of the bylaws to either (A) include a requirement that certain actions of the board require approval of 75% of the board or (B) include a requirement that certain actions of the board require approval of 81% of the board. Tang Capital and Perceptive are soliciting your proxy to vote in favor of BOTH proposals 3A and 3B, as we intend to bring either, but not both, of these proposals to a vote of the shareholders at the annual meeting.
4           The approval of a resolution of the shareholders of the Company requesting that the board promptly take all necessary action to wind down substantially all of the Company's operations so that the full value of the Opana ER royalty income stream will be retained for the benefit of shareholders.

Press Releases Page:
Press Releases
Press Release, May 15, 2009

TANG CAPITAL PARTNERS, LP AND PERCEPTIVE LIFE SCIENCES MASTER FUND LTD. URGE THE SHAREHOLDERS OF PENWEST PHARMACEUTICALS CO. TO VOTE FOR THEIR SHAREHOLDER PROPOSALS

Download this document in its entirety [includes hyperlink to press release issued by the Participants on May 15, 2009 and filed by the Participants with the SEC on Schedule 14A on May 15, 2009]

Press Release, April 22, 2009

TANG CAPITAL PARTNERS, LP AND PERCEPTIVE LIFE SCIENCES MASTER FUND LTD. COMMENT ON PENWEST PROXY FILING

Download this document in its entirety [includes hyperlink to .pdf document of press release issued by the Participants on April 22, 2009 and filed by the Participants with the SEC on Schedule 14A on April 22, 2009]

Press Release, March 16, 2009

TANG CAPITAL PARTNERS, LP AND PERCEPTIVE LIFE SCIENCES MASTER FUND LTD. INITIATE LEGAL PROCEEDINGS TO INVESTIGATE PENWEST CORPORATE ACTIONS AND CONFIRM ABILITY TO NOMINATE DIRECTORS AT 2009 ANNUAL MEETING

Download this document in its entirety [includes hyperlink to .pdf document of press release issued by the Participants on March 16, 2009 and filed by the Participants with the SEC on Schedule 14A on March 16, 2009]

Press Release, March 16, 2009

TANG CAPITAL PARTNERS, LP AND PERCEPTIVE LIFE SCIENCES MASTER FUND LTD. ISSUE LETTER TO FELLOW SHAREHOLDERS

Download this document in its entirety [includes hyperlink to .pdf document of press release issued by the Participants on March 16, 2009 and filed by the Participants with the SEC on Schedule 14A on March 16, 2009]

Press Release, March 3, 2009

TANG CAPITAL PARTNERS, LP AND PERCEPTIVE LIFE SCIENCES MASTER FUND LTD. URGE THE BOARD OF DIRECTORS OF PENWEST PHARMACEUTICALS CO. TO TAKE IMMEDIATE ACTION TO PRESERVE SHAREHOLDER VALUE

Download this document in its entirety [includes hyperlink to .pdf document of press release issued by the Participants on March 3, 2009 and filed by the Participants with the SEC on Schedule 14A on March 3 2009]

ABOUT TANG CAPITAL PARTNERS, LP

Tang Capital Partners, LP is an investment fund that invests in health care companies. Tang Capital Partners, LP and its affiliates currently own 21.1% of the outstanding common stock of Penwest Pharmaceuticals Co.
ABOUT PERCEPTIVE LIFE SCIENCES MASTER FUND LTD.

Perceptive Life Sciences Master Fund Ltd. is an investment fund that invests in life sciences companies. Perceptive Life Sciences Master Fund Ltd. currently owns 20.5% of the outstanding common stock of Penwest Pharmaceuticals Co.
Important Information

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT RELATED TO THE SOLICITATION OF PROXIES BY TANG CAPITAL PARTNERS, LP AND PERCEPTIVE LIFE SCIENCES MASTER FUND LTD. FROM THE STOCKHOLDERS OF PENWEST PHARMACEUTICALS CO. FOR USE AT ITS ANNUAL MEETING, WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. THE PROXY STATEMENT, ALONG WITH OTHER RELEVANT DOCUMENTS, WILL BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION'S ("SEC") WEBSITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THE PROXY SOLICITATION WILL PROVIDE COPIES OF THE DEFINITIVE PROXY STATEMENT WHEN AVAILABLE WITHOUT CHARGE UPON REQUEST.

Q&A Page, General Sub-page:
Why are we soliciting your proxy?
We believe it is time for a change. With a focus on maximizing the price of Penwest's stock so that we may maximize the return on our and your investment, we are asking you to vote FOR our nominees and our proposals at the 2009 annual meeting.

We believe it is time that the Company is governed by individuals that are more focused on and more capable of delivering positive returns for shareholders. We believe that the shareholders of the Company should amend the bylaws in order to make it more likely that our nominees can be, if elected, an integral part of the board. Additionally, we believe that, in order to maximize value for all shareholders, the board must take prompt and thoughtful action to preserve shareholder value by immediately winding down substantially all of the Company's operations so that the full value of the Opana ER royalty income stream will be retained for the benefit of shareholders.

Why will we represent your interests better than the current leadership?
As Penwest's two largest shareholders, we can assure you that our interests are aligned with yours. Like you, we have invested precious capital to obtain our equity position. Specifically, we have invested approximately $45 million to acquire our 41.5% stake in the Company.

By contrast, the current officers and directors of Penwest have invested virtually nothing in Penwest's stock dating all the way back to July 1, 2003, the date on which insider trading records first became readily available. Instead, this group of individuals has been busy taking money out of the Company. Since this date, this group has realized $2.2 million in profits from the sale of Penwest stock obtained through the exercise of stock options and restricted stock grants and has paid itself more than $7.5 million in cash compensation.

To state it plainly, we have one interest in mind, and that is to maximize the price of Penwest's stock so that we can maximize the return on our and your investment in the Company. Penwest's current officers and directors, on the other hand, appear more interested in maintaining the status quo so that they may continue to collect their generous compensation.

Why do we believe that we will be more effective at maximizing shareholder value than the current leadership?
From the beginning, Tang Capital has been singularly focused on generating positive returns for its investors.

As we are sure you are acutely aware, the stock of Penwest has not fared well. Since June 7, 2006, when Ms. Jennifer Good was appointed President and Chief Executive Officer, through May 8, 2009, Penwest's stock has declined 89%, for an annualized rate of return of negative 55%. The record of the Company's Chairman, Mr. Paul Freiman, is not much better. From May 8, 1997 to December 31, 2008, Mr. Freiman served as President and Chief Executive Officer of Neurobiological Technologies, Inc. (NASDAQ: NTII). During this period, the stock of Neurobiological Technologies, Inc. declined 97%, for an annualized rate of return of negative 27%.

Why is it in your interest to elect our nominees to the board of directors?
We believe it is time that the Company is governed by individuals that are more focused on and more capable of delivering positive returns for shareholders. As such, we are seeking your vote on the election to the board of directors of our three nominees: Kevin C. Tang, Joseph Edelman and Andrew D. Levin, M.D., Ph.D. For more information on our nominees, click here. [includes hyperlink to page called “About Us” (see below)]

Why is it in your interest to amend the Company's bylaws?
Penwest's corporate governance is disgraceful; the Company has a history of not only ignoring shareholder interests, but, worse yet, actively suppressing shareholder input to avoid accountability.

    * Staggered board. Penwest has a classified, or "staggered," board, which means that only a minority of directors, in this case three of nine, stand for election each year. As a result, even with a vote of an overwhelming majority of shareholders, it is not possible to replace a majority of the board and, therefore, ensure a change in the Company's direction, until the second of two annual shareholder meetings. As this represents a mechanism for management entrenchment and evasion of accountability, proxy advisory firms universally frown on these provisions. In its Proxy Paper Policy Guidelines for U.S. Companies, Glass Lewis & Co. states, "Glass Lewis favors the repeal of staggered boards and the annual election of directors. We believe staggered boards are less accountable to shareholders than boards that are elected annually. Furthermore, we feel the annual election of directors encourages board members to focus on shareholder interests." In a similar vein, RiskMetric Group's U.S. Proxy Voting Manual states, "a classified board tips the balance of power too much toward incumbent management at the price of potentially ignoring shareholder interests."
    * Poison pill. In response to our recent call for change and request for accountability, Penwest reinstated a shareholder rights plan, or "poison pill," in order to prevent us from acquiring more Penwest stock and any other shareholder from acquiring more than 15% of the Company's stock. Again, instead of taking actions to preserve shareholder value, Penwest's current leadership is busy taking actions to further entrench itself against the wishes of the Company's shareholders. Here again, proxy advisory services are squarely against such boardroom tactics. Glass Lewis states, "poison pill plans generally are not in the best interests of shareholders." RiskMetric Group, in its 2008 Proxy Report on Penwest specifically, deemed the presence of the Company's poison pill as a "negative governance factor."
    * Manipulation of board size. As if all of this were not enough, Penwest recently launched an attempt to reduce the size of its board so that the shareholders may only elect two seats out of eight, instead of three out of nine, at this year's annual meeting. Since the Company made this change at the eleventh hour, after the deadline for shareholder proposals had passed, we have had to attempt to reverse this change in court to protect our rights and those of all shareholders.

These blatant attempts by the current leadership to further entrench itself and insulate itself from shareholder influence underscore the need for strong, independent, investor representation on the board. Unfortunately, as shareholders of Penwest, we collectively are unable to eliminate the staggered board or the shareholder rights plan, as these actions, paradoxically, only can be taken with the approval of the board itself. The following two proposed changes to the Company's bylaws, however, can be adopted with a supermajority vote of the shareholders. If implemented, these changes will require the board to be more responsive and accountable to our and your wishes.

    * Minimizing delay tactics. As it currently stands, the Company is permitted to determine the date of the annual meeting with few restrictions and to withhold the announcement of the annual meeting date until very late in the process. This has led to uncertainty as to when and how shareholders must act in order to bring proposals, resulting in needless waste and expense and putting shareholders at a significant disadvantage. The ability to move the date of the meeting also allows Penwest's management to postpone accountability. To ensure that shareholders' interests are heard and heard promptly, we are proposing a bylaw amendment that will require the Company to hold its annual meeting on April 30th of each year.
    * Ensuring that shareholders are heard. Because the shareholders are only permitted to elect a minority of the board at this year's annual meeting, we run the risk of being shut out of major board decisions, as such decisions could be made unilaterally by the incumbent majority. In light of the board's behavior to date, this risk is almost a certainty. As such, we are proposing a bylaw change that will require the agreement of at least one of our nominees in major board decisions. This will ensure that the directors you elect this year will be heard and that shareholder interests will be represented.

Why will pursuing our proposed plan for the Company maximize shareholder value?
Tang Capital and Perceptive believe that Penwest's most valuable asset is the royalty income stream on Opana ER that it receives from licensee Endo Pharmaceuticals. We estimate that this income stream will approximate $19 million-$25 million this year and $45 million-$55 million next year. We believe that the net present value of this income stream alone far exceeds the market capitalization of the Company, which stands at $65 million, or only 1.2-1.4 times next year's royalty income, as of May 8, 2009.

We also believe that the Company's spending of the cash flow generated by this income stream on overhead and its early-stage development candidate, A0001, is wasteful and will provide a dramatically lower return to the shareholders than simply retaining such funds for ultimate distribution to the shareholders (please see our letter to fellow shareholders, dated March 16, 2009, for a more detailed description of our position).

    * Overhead out of control. While the Company has taken some half-measures to save a few incremental dollars, it continues to spend $14 million-$16 million annually on "overhead" (the term used by the Company), which by its very definition is money spent on activities that will result in no return to shareholders. As a recent illustration of its ongoing wastefulness, in connection with this very process, Penwest disclosed that it agreed to a $150,000 fee for its proxy solicitation firm. This is six-fold the $25,000 fee that Tang Capital and Perceptive agreed to pay their proxy solicitation firm for the identical services.
    * A research program lacking scientific and commercial foundation. Penwest, for many months now, has refused to address our concerns regarding A0001 and continues to squander precious shareholder capital on this pointless program. A0001 is nothing more than a metabolite of vitamin E that has no patent protection, is many years behind a competitor targeting the same, limited market, and is targeting an indication for which there are no validated surrogate markers of efficacy, necessitating a very long, expensive and uncertain development path.

It is because of this wasteful spending that we believe Penwest's stock is trading at a substantial discount to the net present value of the Opana ER royalty income stream.

For these reasons, we are seeking your vote on a resolution of the shareholders that the Company take prompt and thoughtful action to preserve shareholder value by immediately winding down substantially all of the Company's operations so that the full value of the Opana ER royalty income stream will be retained for the benefit of shareholders.

Are the Company's NOLs secure under our proposed plan?
Yes. Despite what Penwest has communicated to you, the Company's net operating loss carryforwards, or NOLs, would NOT be forfeited by pursuing our plan. While Section 382 of the Internal Revenue Code disallows the use of NOLs if, within two years after a change of control, a corporation does not continue as a business enterprise, Penwest will continue as a business enterprise for purposes of Section 382. Specifically, according to Treasury Regulation §1.368-1, a corporation is deemed to be a continuing business enterprise if it continues to use a significant portion of the business assets that existed at the time of the change of control. Since, under our plan, Penwest would continue to use its most significant business assets, namely the intellectual property and license agreement that result in the Opana ER royalty income stream, Penwest's NOLs would not be forfeited.

Is the Tang Capital and Perceptive plan feasible?
Yes. We believe that our recommendation for the future direction of the Company is not only the clearest path to maximizing shareholder value, but also highly feasible. In point of fact, Tang Capital and Mr. Tang have had specific experience with a very similar situation. Tang Capital has been a major shareholder of Ardea Biosciences, Inc. (NASDAQ: RDEA) for six years, and Mr. Tang has been a director of Ardea for the same period of time. In July 2004, Ardea, then known as IntraBiotics Pharmaceuticals, Inc., decided that it was in the best interest of shareholders to wind down its operations and preserve its remaining cash, which it would then later return to shareholders or redeploy into another opportunity that was acceptable to the majority of shareholders. The wind-down, supervised by Mr. Tang as lead director, was swift and effective. Cash operating expenses were brought to a bare minimum (approximately $1.5 million per year), and there was no forfeiture of NOLs. The repositioning of the Company and redeployment of its capital in December 2006, also supervised by Mr. Tang as lead director, was equally effective. Ardea's stock, listed on the NASDAQ Global Market, closed on May 8, 2009 at $14.00, up 265% from where it traded the day the wind-down was announced.

Why should you vote FOR the shareholder resolution on the future direction of the Company?
It is important that you cast your vote on this matter so that the board, through a mechanism that is quantitative, clear and indisputable, is informed about what the shareholders consider to be the best direction for the future of the Company.

Q&A Page, Proxy Instructions Sub-page:
Q&A

Why am I receiving Tang Capital and Perceptive's proxy statement?
You are receiving Tang Capital and Perceptive's proxy statement and the accompanying GOLD proxy card because you own Penwest common shares. This proxy statement contains information related to the solicitation of proxies by Tang Capital and Perceptive for use at the annual meeting of Penwest shareholders to be held on June 10, 2009 at 10:00 a.m. eastern time, at the Company's headquarters at 39 Old Ridgebury Road, Danbury, Connecticut.

Who is entitled to vote?
The record date is April 7, 2009. Only holders of Penwest's common shares as of the close of business on April 7, 2009 are entitled to vote.

How do I vote?
If you hold your shares through a bank or broker:
To vote your shares electronically NOW, click here: [includes hyperlink to online voting access]

All others: Sign and date the GOLD proxy card that was mailed to you and return it in the prepaid envelope. If you do not mark any selections, your proxy card will be voted in favor of our nominees and proposals. You have the right to revoke your proxy any time before the meeting by:
1           notifying The Altman Group, our proxy solicitor, or Penwest's secretary;
2           voting in person; or
3           returning a later-dated proxy.

If you return your signed GOLD proxy card, but do not indicate your voting preferences, your shares will be voted FOR our nominees and our proposals on your behalf.

What shares are included on the proxy card, and what does it mean if I get more than one GOLD proxy card?
The number of shares printed on your GOLD proxy card(s) represents all of your shares under a particular registration. Receipt of more than one GOLD proxy card means that your shares are registered differently and are in more than one account. Sign and return all GOLD proxy cards to ensure that all of your shares are voted.

What should I do if I receive a white proxy card from Penwest?
You may receive one or more white proxy cards, which are being solicited by the Company. We urge you to discard any white proxy card or voting instruction forms sent to you by Penwest. If you submit a proxy to us by signing and returning the enclosed GOLD proxy card, do not sign or return the white proxy card or follow any voting instructions provided to you by Penwest, because only your latest-dated proxy will be counted.

If you have already sent a white proxy card to Penwest, we urge you to revoke it simply by signing, dating and returning the enclosed GOLD proxy card. Only the latest-dated proxy card returned will be counted. It is therefore very important that you date your proxy. It is not necessary to contact Penwest for your revocation to be effective.

If you need assistance, please contact The Altman Group, our proxy solicitor, by telephone at (866) 620-7619.

Who can attend the annual meeting?
All shareholders of Penwest as of the record date, April 7, 2009, can attend.

About Us Page:
About Us

Tang Capital and its Affiliates
Tang Capital Partners, LP is an investment fund that invests in health care companies. Tang Capital Partners, LP and its affiliates currently own 21.1% of the outstanding common stock of Penwest Pharmaceuticals Co.

Perceptive
Perceptive Life Sciences Master Fund Ltd. is an investment fund that invests in life sciences companies. Perceptive Life Sciences Master Fund Ltd. currently owns 20.5% of the outstanding common stock of Penwest Pharmaceuticals Co.
Kevin C. Tang

Mr. Tang is the founder and manager of Tang Capital and has an established record of delivering positive returns to its shareholders. He has eighteen years of experience evaluating biopharmaceutical companies in his current capacity as portfolio manager and his prior capacity as a biotechnology investment analyst. Mr. Tang also has considerable experience governing biopharmaceutical companies as a board member and currently serves as a director of two publicly traded companies, A.P. Pharma, Inc. (NASDAQ: APPA) and Ardea Biosciences, Inc. (NASDAQ: RDEA).
Joseph Edelman

Mr. Edelman is the founder and manager of Perceptive and also has an established record of delivering positive returns to the shareholders of his fund. He has nineteen years of experience evaluating biopharmaceutical companies in his current capacity as portfolio manager and his prior capacity as a biotechnology investment analyst.
Andrew D. Levin, M.D., Ph.D.

Dr. Levin is a Principal at Tang Capital and has considerable expertise in evaluating the technical aspects of drug discovery and development programs. Prior to joining Tang Capital, he served as a Business Development Manager at Genzyme Corporation. Dr. Levin received his M.D. from Harvard Medical School and his Ph.D. from the Massachusetts Institute of Technology.

Contact Page:
Contact Information

Shareholder contact: Peter Casey
Phone: (201) 806-2214
E-mail: pcasey@altmangroup.com

Media contact: Peter Casey
Phone: (201) 806-2214
E-mail: pcasey@altmangroup.com
Proxy assistance contact: The Altman Group
Phone (toll free): (866) 620-7619
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